Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH CORPORATION ANNOUNCES

SECOND QUARTER FISCAL 2015 RESULTS

San Diego, CA – August 6, 2015 – Turtle Beach Corporation (NASDAQ: HEAR), the leading-edge audio technology company, today announced financial results for the second quarter ended June 30, 2015.

Highlights & Developments:

•	Increased net revenue 1.4% year-over-year to $22.6 million, including over 70% growth in next generation gaming headsets

•	Produced four of the top five third party Xbox One gaming headsets and three of the top five third party PlayStation®4 gaming headsets when measured by dollar share in the U.S. according to NPD

•	Announced partnerships with several of the nation’s largest hearing healthcare groups for distribution of HyperSound Clear™

•	Secured new $15 million term loan and favorably amended existing subordinated debt in July 2015

“We’ve made great progress over the past months on several important initiatives which we believe position the Company for long-term success,” said Juergen Stark, Chief Executive Officer, Turtle Beach Corporation. “We strengthened our portfolio of leading next generation compatible gaming headsets with the introduction of multiple new innovative products. This holiday season we expect to once again have the broadest, most advanced offering of Xbox One and PlayStation 4 headsets available in the market which will help offset the continued decline in demand for previous generation products. With regard to HyperSound Clear, early feedback has been overwhelmingly positive, which bodes well for us as we prepare to commercially launch this first-of-its-kind directed audio solution for people with hearing loss later this year. Further, we’ve recently announced multiple distribution partnerships with the nation’s leading hearing healthcare groups that service and provide product to the majority of audiologists and hearing healthcare professionals across the U.S. Finally, following the end of the quarter in July 2015, we secured $15 million in financing, which along with the related amendment to our sub-debt, provides us with $28.8 million in

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

long-term debt in addition to our $60 million working capital line. With our improved capital structure in place, we are now better positioned to fund our annual working capital needs and focus on capitalizing on the many high value growth opportunities that exist for both of our businesses.”

Second Quarter Review

Net revenue in the second quarter increased 1.4% to $22.6 million compared to $22.3 million a year ago. The increase was attributable to a 9.6% gain in domestic sales driven primarily by strong consumer response to the Company’s expanded portfolio of next generation compatible headsets. This was partially offset by an overall decline in sales of previous generation headsets and softer international sales due to a highly promotional environment and continued overall market challenges due to the strong U.S. dollar.

Gross profit for the second quarter was $3.4 million, compared to $4.8 million in the same period in 2014. Gross margin was 15.0% in the second quarter of 2015 compared to 21.7% in the second quarter of 2014. The decline was driven by incremental promotional credits in order to continue clearing previous generation and licensed headset inventory and modest additional contract manufacturer transition costs, which reduced gross margins by approximately 700 basis points.

Operating expenses for the second quarter were $16.0 million compared to $14.0 million in the same period in 2014. The increase in operating expenses was primarily attributable to higher costs associated with additional headcount, higher legal fees, incremental stock compensation expense and investments in personnel and product development of the Company’s HyperSound® technology. This was partially offset by lower selling and marketing expenses due to lower trade show spend as a result of a strategic shift to more targeted promotional activity and savings related to the termination of certain licensing agreements.

The Company reported a net loss for the second quarter of $9.9 million, or $(0.23) per diluted share based on 42.2 million average shares outstanding, compared to net loss of $9.3 million or $(0.23) per diluted share based on 40.8 million average shares outstanding in the same period a year ago.

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

Adjusted EBITDA (as defined below) for the headset business totaled approximately $(5.2) million in the second quarter compared to $(4.7) million in the second quarter of 2014. Adjusted EBITDA on a consolidated basis was $(8.2) million, reflecting investments of approximately $3.0 million in the HyperSound business during the quarter.

Balance Sheet Review

The Company ended the second quarter with approximately $3.0 million in cash and cash equivalents. This compares to cash and cash equivalents of $7.9 million as of December 31, 2014 and $9.0 million on the same date a year ago. Total inventory as of June 30, 2015 was $37.3 million, compared to $37.5 million on the same date a year ago and a 2.8% decrease compared to $38.4 million on December 31 2014.

Outstanding debt at June 30, 2015 decreased 24.1%, or $10.7 million, to $33.8 million compared to $44.6 million at December 31, 2014. The debt consisted of $14.8 million of borrowings under the Company’s Credit Facility, a $7.1 million term loan and $11.9 million of subordinated debt. Following the end of the quarter, we announced a new $15 million term loan with Crystal Financial, LCC, and amendments to our outstanding subordinated debt held by affiliates of Stripes Group LLC.

Outlook

For the third quarter 2015, the Company expects net revenue for our headset business in the range of $30 million to $35 million with the variance driven by the timing of initial holiday sell-in which starts in late September and can result in some shipments moving between Q3 and Q4. Net loss for the third quarter is projected to be between $(4.5) million and $(7.5) million and adjusted EBITDA is expected to be between a loss of $(1.0) million to $(5.0) million which includes approximately $4 million in planned HyperSound investment. Adjusted EBITDA for the headset business is expected to be between break even and $3.0 million.

For the full year 2015, the Company still expects headset revenue to be approximately flat compared to 2014. As a reminder, this projection is highly dependent on the projected rate of growth of the Company’s next generation headsets versus the decline of its previous generation headsets and the potential negative impact of the strong U.S.

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

Dollar both of which have pressured results somewhat more than expected in the first half. Adjusted headset EBITDA margins are still expected to be in the 8% to 9% range compared to 6.5% in 2014, with gross margins improving into the low 30% range for the full year 2015. On an adjusted EBITDA level, the Company is managing its net investment in HyperSound with a goal not to exceed $9 million in 2015, subject to the launch timing of HyperSound Clear.

Conference Call Details

Turtle Beach Corporation CEO and CFO, Juergen Stark and John Hanson, will host a conference call and simultaneous webcast to discuss the second quarter 2015 financial results and review the Company’s outlook for the third quarter and full year 2015 today, August 6, 2015 at 1:30 p.m. PDT / 4:30 p.m. EDT.

To participate in the conference call, investors should dial (877) 303-9855 (domestic) or (408) 337-0154 (international), and provide the pass code 90857550, 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed at www.turtlebeachcorp.com. An archive of the webcast will be available on the Company’s website for approximately one year, and a recorded replay of the call will be available for one week at (855) 859-2056 and (404) 537-3406 and entering conference ID number 90857550.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including Adjusted EBITDA that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain special items that we believe are not representative of core operations. Please see a reconciliation of GAAP results to Adjusted EBITDA, which is included below for the three and six months ended June 30, 2015 and 2014.

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

The Adjusted EBITDA outlook for the third quarter and full year 2015 have not been reconciled to our net loss outlook for the same periods because certain items that would impact interest expense, provision for income taxes and stock-based compensation, which are reconciling items between net loss and Adjusted EBITDA, cannot be reasonably predicted. Similarly, we have not reconciled our constant currency sales outlook for the full year 2015 to net revenue because applicable foreign currency exchange rates cannot be reasonably predicted. Accordingly, reconciliation of Adjusted EBITDA outlook to net loss outlook for the third quarter of and full year 2015, and of constant currency sales outlook to net revenue outlook for the full year 2015, is not available without unreasonable effort.

About Turtle Beach Corporation

Turtle Beach Corporation (www.turtlebeachcorp.com) designs leading-edge audio products for the consumer, commercial and healthcare markets. Under the Turtle Beach brand (www.turtlebeach.com), the Company markets a wide selection of quality gaming headsets catering to a variety of gamers’ needs and budgets, for use with video game consoles, including officially licensed headsets for the Xbox One and PlayStation 4, as well as for personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company any is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

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All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Joshua Weisbord	MacLean Marshall
Sr. Director, Investor Relations	PR/Communications Director
Turtle Beach Corp.	Turtle Beach Corp.
914.205.7685	858.914.5093
joshua.weisbord@turtlebeach.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,020	$7,908
Accounts receivable, net	15,687	61,059
Inventories	37,320	38,400
Deferred income taxes	11,622	4,930
Prepaid income taxes	1,482	1,482
Prepaid expenses and other current assets	4,447	3,818

Total Current Assets	73,578	117,597
Property and equipment, net	5,536	6,722
Goodwill	80,974	80,974
Intangible assets, net	39,530	39,726
Deferred income taxes	1,128	1,128
Other assets	989	821

Total Assets	$201,735	$246,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facilities	$14,833	$36,863
Term loan	2,564	1,923
Accounts payable	21,436	35,546
Other current liabilities	10,246	14,525

Total Current Liabilities	49,079	88,857
Term loan, long-term portion	4,487	5,769
Series B redeemable preferred stock	15,514	14,916
Deferred income taxes	648	648
Subordinated notes - related party	11,951	—
Other liabilities	5,571	5,592

Total Liabilities	87,250	115,782

Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 100,000,000 and 50,000,000 shares authorized; 42,281,881 and 42,027,991 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	42	42
Additional paid-in capital	131,844	128,084
Retained earnings (accumulated deficit)	(17,202)	3,289
Accumulated other comprehensive loss	(199)	(229)

Total Stockholders’ Equity	114,485	131,186

Total Liabilities and Stockholders’ Equity	$201,735	$246,968

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net Revenue	$22,612	$22,296	$42,301	$60,584
Cost of Revenue	19,210	17,465	35,783	43,477

Gross Profit	3,402	4,831	6,518	17,107

Operating expenses:
Selling and marketing	6,961	7,698	14,707	14,698
Research and development	2,824	2,071	5,678	4,069
General and administrative	5,991	4,698	10,731	8,271
Business transaction costs	—	(484)	—	3,744
Restructuring charges	184	—	509	—

Total operating expenses	15,960	13,983	31,625	30,782

Operating loss	(12,558)	(9,152)	(25,107)	(13,675)
Interest expense	834	1,055	1,618	5,295
Other non-operating expense (income), net	(346)	(70)	282	(95)

Loss before income tax benefit	(13,046)	(10,137)	(27,007)	(18,875)
Income tax benefit	(3,148)	(835)	(6,516)	(6,667)

Net loss	$(9,898)	$(9,302)	$(20,491)	$(12,208)

Net loss per share:
Basic	$(0.23)	$(0.23)	$(0.49)	$(0.33)
Diluted	$(0.23)	$(0.23)	$(0.49)	$(0.33)
Weighted average number of shares:
Basic	42,188	40,827	42,113	37,296
Diluted	42,188	40,827	42,113	37,296

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 3.

	Three Months Ended June 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock	Other (1)	Adj EBITDA
Net Revenue	$22,612	$—	$—	$—	$—	$22,612
Cost of Revenue	19,210	(122)	(13)	(324)	—	18,751

Gross Profit	3,402	122	13	324	—	3,861

Operating Expense	15,960	(1,369)	(218)	(1,746)	(184)	12,443

Operating loss	(12,558)	1,491	231	2,070	184	(8,582)

Interest expense	834
Other non-operating expense, net	(346)					(346)

Loss before income tax benefit	(13,046)
Income tax benefit	(3,148)

Net loss	$(9,898)			Adjusted EBITDA		$(8,236)

	Six Months Ended June 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock	Other (1)	Adj EBITDA
Net Revenue	$42,301	$—	$—	$—	$—	$42,301
Cost of Revenue	35,783	(178)	(27)	(542)	—	35,036

Gross Profit	6,518	178	27	542	—	7,265

Operating Expense	31,625	(2,898)	(426)	(2,853)	(509)	24,939

Operating loss	(25,107)	3,076	453	3,395	509	(17,674)

Interest expense	1,618
Other non-operating expense	282					282

Loss before income tax benefit	(27,007)
Income tax benefit	(6,516)

Net loss	$(20,491)			Adjusted EBITDA		$(17,956)

(1)	Other includes Restructuring charges of $184 and $509 for the three and six months ended June 30, 2015, respectively.

Turtle Beach Corporation Announces Second Quarter Fiscal 2015 Results

Table 3. (continued)

	Three Months Ended June 30, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock	Other (2)	Adj EBITDA
Net Revenue	$22,296	$—	$—	$—	$—	$22,296
Cost of Revenue	17,465	(53)	(8)	(38)	—	17,366

Gross Profit	4,831	53	8	38	—	4,930

Operating Expense	13,983	(1,181)	(252)	(1,310)	484	11,724

Operating loss	(9,152)	1,234	260	1,348	(484)	(6,794)

Interest expense	1,055
Other non-operating expense	(70)					(70)

Loss before income tax benefit	(10,137)
Income tax benefit	(835)

Net loss	$(9,302)			Adjusted EBITDA		$(6,724)

	Six Months Ended June 30, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock	Other (2)	Adj EBITDA
Net Revenue	$60,584	$—	$—	$—	$—	$60,584
Cost of Revenue	43,477	(107)	(14)	(68)	—	43,288

Gross Profit	17,107	107	14	68	—	17,296

Operating Expense	30,782	(2,941)	(483)	(2,329)	(3,744)	21,285

Operating loss	(13,675)	3,048	497	2,397	3,744	(3,989)

Interest expense	5,295
Other non-operating expense	(95)					(95)

Loss before income tax benefit	(18,875)
Income tax benefit	(6,667)

Net loss	$(12,208)			Adjusted EBITDA		$(3,894)

(2) Other includes Business transaction charges of $(484) and $3,744 for the three and six months ended June 30, 2014, respectively.